Exhibit 99(r)(2)

APPENDIX C

Last Revised: November     , 2007

Code of Ethics

of

Dividend Capital Global Real Estate Fund of Funds, L.P.

Black Creek FOF Advisor LLC

Dividend Capital GREFOF GP, LLC

Dividend Capital Global Real Estate Fund of Funds, L.P.

Black Creek FOF Advisor LLC

Dividend Capital GREFOF GP, LLC

Code of Ethics

11/2007

Table of Contents

I.	Introduction		1
	A.	Statement of General Policy	1
	B.	Standards of Business Conduct	1
II.	Definitions		2
III.	Personal Securities Transactions		4
	A.	Principles Governing Personal Investment Activities	4
	B.	Prohibited Purchases and Sales	4
	C.	Exemptions from Certain Prohibitions	5
	D.	Prohibited Recommendations	5
	E.	Pre-Approval of Investments in IPOs, Limited Offerings and Private Placements	6
	F.	Pre-approval of Transactions in Real Estate Fund Securities	6
	G.	Blackout Periods	6
IV.	Confidentiality		6
	A.	General Policy	6
	B.	Employee Responsibilities	7
	C.	Security of Confidential Personal Information	7
	D.	Privacy Policy	8
	E.	Enforcement and Review of Confidentiality and Privacy Policies	8
V.	Compliance Procedures		8
	A.	Pre-clearance	8
VI.	Reporting Requirements		9
	A.	Exempt Transactions	9
	B.	Initial Holdings Report	9
	C.	Quarterly Transaction Report	10
	D.	Annual Holdings Report	11
	E.	Monitoring and Review of Personal Securities Transactions	11
	F.	Miscellaneous	12
VII.	Certification		12
	A.	Initial Certification	12
	B.	Acknowledgement of Amendments	12
	C.	Annual Certification	12
	D.	Further Information	13
VIII.	Records		13
IX.	Reporting Violations and Sanctions		14

I.	Introduction

A.	Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Dividend Capital Global Real Estate Fund of Funds, L.P. (the “Fund”) Dividend Capital GREFOF GP, LLC (the “General Partner”) and Black Creek FOF Advisor LLC (the “Advisor”) and is designed to prevent Access Persons (as defined below in Section II.A) from engaging in any act, practice or course of business prohibited by Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), and also requires that all Access Persons comply with the various applicable provisions of the Securities Act of 1933, as amended, (the “1933 Act”), the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and all other applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

This Code establishes rules of conduct for all employees of the Fund and the Advisor and is designed to, among other things, govern personal securities trading activities in the accounts of employees. Access Persons of the Fund and the Advisor, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders of the Fund. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Fund, or any abuse of an Access Person’s position of trust and responsibility. This Code is designed to prevent Access Persons from engaging in certain activities that harm their clients, such as scalping, front-running or taking an investment opportunity from the client for the Access Person’s own portfolio.

While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the polices contained herein. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the Fund and the Advisor. Any material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with the Fund or the Advisor.

In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO (as defined below in Section II.F). The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

B.	Standards of Business Conduct

The Code is designed to ensure that the Fund and the Advisor maintain high ethical standards. Section 206 of the Advisers Act and Rule 17j-1(c) of the 1940 Act make it unlawful for the Advisor or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, the 1940 Act and rules thereunder.

The Fund, the Advisor and their employees are subject to the following specific fiduciary obligations: (i) the duty to have a reasonable, independent basis for the investment advice provided; (ii) the duty to obtain best execution for the Fund’s transactions where the Advisor is in a position to direct brokerage transactions for the Fund; (iii) the duty to ensure that investment advice is suitable to meeting the Fund’s objectives, needs and circumstances; and (iv) a duty to be loyal to the Fund.

The Fund and the Advisor expect every employee to demonstrate the highest standards of ethical conduct for continued employment with the Fund or the Advisor.

II.	Definitions

In order to understand how this Code applies to particular persons and transactions, familiarity with key terms and concepts used in this Code is necessary. Those key terms and concepts are:

A.	“Access Person” means any “Advisory Person” (as defined below in Section II.B) of the Fund or the Advisor. All of the Fund’s directors, officers, general partners and employees are presumed to be “Access Persons” of the Fund. All of the Advisor’s directors, officers, general partners and employees are presumed to be “Access Persons” of the Fund.

B.	“Advisory Person” means (i) any director, officer, general partner or employee of the Fund, the Advisor or any other investment advisor to the Fund or any employee of any company in a control relationship to any such entity who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a “Covered Security” (as defined below in Section II.H) by the Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person, if any, in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of “Covered Securities.”

C.	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

D.	A security is “being considered for purchase or sale” when, in the case of a potential purchase, the Fund has commenced or completed due diligence and has not determined not to seek to acquire such security and, in the case of a sale, the Fund has commenced formal consideration of whether to sell such security and has not determined not to seek to sell it.

E.	“Beneficial Ownership” has the meaning set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and means an interest in securities,

the financial benefits of which are enjoyed, directly or indirectly, by the person in question by reason of ownership or any contract, understanding, relationship, agreement, or other arrangement, and by reason of which such person should be regarded as the true owner. It is not relevant whether such securities are registered or standing on the books of the issuer in name of such person or some other person. Thus, for example, securities held for a person’s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the “beneficial owner” of securities held in the name of a spouse, a minor child, or an immediate family member living in the same household or substantially dependent on such person for support. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from securities to maintain a common home and application of the income derived from securities to meet expenses which the person otherwise would meet from other sources. In some cases a fiduciary, such as a trustee, executor, administrator, custodian or broker may have beneficial ownership by having or sharing voting or investment power with respect to such securities even if such person does not have a financial interest in the securities.

F.	“CCO” means the designated chief compliance officer of the Fund or the Advisor, as appropriate.

G.	“Control” has the meaning set forth in Section 2(a)(9) of the 1940 Act and means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, and Section 202(a)(18) of the Advisors Act, except that it shall not include: (i) transactions and holdings in direct obligations of the Government of the United States of America; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short -term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless the Fund or the Advisor or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Fund or the Advisor or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) Exchange Trades Funds (“ETFs”), whether registered as open-end investment companies or unit investment trusts, are deemed to be reportable securities. A high-quality short-term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

I.	“Independent Director” means a director of the Fund who is not an “Interested Person” of the Fund (as defined below in Section II.J).

J.	“Interested Person” has the meaning set forth in Section 2(a)(19) of the 1940 Act. A director is not deemed an interested person of the Fund solely by reason of such person being a member of the Board of Directors or an owner of shares of the Fund.

K.	“Investment Personnel” means (i) any employee of the Fund or Adviser, or any other investment advisor to the Fund or any employee of any company in a control relationship to the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

L.	“IPO” means an offering of securities registered under the Securities Act of 1933, as amended, (the “1933 Act”) the issuer or which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1933 Act.

M.	“Limited Offering” means an offering exempt from registration under the 1933 Act pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the 1933 Act.

N.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security or entering into or terminating any contract (such as a swap) the value or payout of which varies with the value of such Covered Security.

O.	“Real Estate Fund Securities” shall mean private equity real estate funds.

III.	Personal Securities Transactions

A.	Principles Governing Personal Investment Activities

The Fund and the Advisor have adopted the following principles governing personal investment activities by the Fund’s and the Advisor’s Access Persons:

(i)	The interests of client accounts will at all times be placed first;

(ii)	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(iii)	Access Persons must not take inappropriate advantage of their positions.

B.	Prohibited Purchases and Sales

Access Persons shall not engage in any act, practice or course of conduct which would violate the provisions of Rule 17j-1 under the 1940 Act and/or Rule 204A-1 under the Advisers Act. No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which, to the actual knowledge of that Access Person, at the time of such purchase or sale (i) is being held by the Fund; (ii) is being considered for purchase or sale by the Fund; or (iii) is being purchased or sold by the Fund.

C.	Exemptions from Certain Prohibitions

The prohibited purchase and sale transactions described in Section III.B above do not apply to the following personal securities transactions:

(i)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions;

(ii)	purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

(iii)	purchases which are part of an automatic dividend reinvestment or other plan established prior to the time the security involved came within the purview of this Code; and

(iv)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(v)	any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

(vi)	Any purchase or sale which the CCO approves on the grounds that its potential harm to the Fund is remote.

D.	Prohibited Recommendations

An Access Person may not recommend the purchase or sale of any covered security to or for the Fund without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

(i)	any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

(ii)	any contemplated purchase or sale by such person of a Covered Security;

(iii)	any position with such issuer or its affiliates; or

(iv)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

E.	Pre-Approval of Investments in IPOs, Limited Offerings and Private Placements

No Investment Personnel shall purchase or acquire any beneficial ownership in any security (including, but not limited to, any Covered Security) issued in an IPO, a Limited Offering or a private placement without the prior written approval of the CCO who has been provided with the full details of the proposed transaction (including a written certification that the investment opportunity did not arise by virtue of the Investment Personnel’s activities on behalf of the Fund). The Secretary of the Fund shall maintain a written record of any decision to permit the aforementioned transactions, along with the reasons supporting the decision. These transactions, if approved, will be subject to continuous monitoring for possible future conflicts.

F.	Pre-approval of Transactions in Real Estate Fund Securities

No Access Person shall purchase or sell any Real Estate Fund Securities without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including a written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of the Fund). The Secretary of the Fund shall maintain a written record of any decision to permit the aforementioned transactions, along with the reasons supporting the decision. These transactions, if approved, will be subject to continuous monitoring for possible future conflicts.

G.	Blackout Periods

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest, within seven (7) calendar days after any client trades in that security, unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within seven (7) calendar days after an Access Person executed a transaction in the same security, the CCO will review the Access Person’s and the client’s transactions to determine whether the Access Person did not meet his or her fiduciary duties to the client in violation of this Code.

IV.	Confidentiality

A.	General Policy

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund or the Advisor) any information regarding securities transactions by the Fund or consideration by the Fund or the Advisor of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

The Fund and the Advisor will require that any financial intermediary, agent or other service provider utilized by the Fund and/or the Advisor (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of the aforementioned information and use the information provided by the Fund and/or the Advisor only for the performance of the specific service requested by the Fund and/or the Advisor.

B.	Employee Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with the Fund or the Advisor, from disclosing any information regarding securities transactions by the Fund or consideration by the Fund or the Advisor of any such securities transaction, to any person or entity outside the Fund or the Advisor, including family members, except under the circumstances described above in Section IV.A. An Access Person is permitted to disclose such information only to such other Access Persons who need to have access to such information to perform their duties on behalf of the Fund or the Advisor.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing such information and, upon termination of their employment with the Fund or the Advisor, must return all such documents to the Fund or the Advisor, as appropriate.

Access Persons are prohibited from utilizing such information to make any personal securities transactions. (See Section III above.)

Any Access Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination of employment and legal action, whether or not he or she benefited from the disclosed information.

C.	Security of Confidential Personal Information

The Fund and the Advisor enforce the following policies and procedures to protect the security of information regarding securities transactions by the Fund or consideration by the Fund or the Advisor:

(i)	Any Access Person who is authorized to have access to such information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.

(ii)	All electronic or computer files containing any such information shall be password secured and firewall protected from access by unauthorized persons.

(iii)	Any conversations involving such information, if appropriate at all, must be conducted by Access Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

(iv)	Access Persons shall not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxis or any place where they might be overheard.

(v)	Access persons shall not leave sensitive memorandums on their desk or in other places where others can read them. Access Persons should not leave a computer terminal without exiting the file upon which they are working.

(vi)	Access Persons shall not read confidential documents in public places or discard them where others can retrieve them. Access Persons shall not carry confidential documents in an exposed manner.

(vii)	On drafts of sensitive documents, Access Persons should use code names or delete names to avoid identification of participants.

(viii)	Access Persons shall not discuss confidential business information with spouses, or other relatives or with friends.

(ix)	Access Persons shall not permit clients or other visitors to the Fund or the Advisor to wander freely.

D.	Privacy Policy

As a registered investment adviser, the Advisor and all Access Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P the Advisor has adopted policies and procedures to safeguard the information of natural person clients.

E.	Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing The Fund and the Advisor’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

V.	Compliance Procedures

A.	Pre-clearance

All Investment Personnel shall pre-clear any and all IPO, limited offering and private placement transactions, and all Access Persons are required to pre-clear any Real Estate Securities Transactions prior to executing an order (this includes trades in the Fund, the Advisor or any other affiliated entity). A written request must be submitted to the CCO, and the CCO must give his or her written authorization prior to placing a purchase or sell order with a broker. Should the CCO deny the request, he or she will give a reason for the denial. An approved request will remain valid for two (2) business days from the date of the approval.

Advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

VI.	Reporting Requirements

Every Access Person, subject to the exceptions below, shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is the policy of the Fund and the Advisor that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO.

A.	Exempt Transactions

An Access Person is not required to make a report otherwise required under Sections VI.B, VI.C, or VI.D below with respect to any transaction effected for any account over which the Access Person does not have direct or indirect influence or control; provided, however, that if the Access Person is relying upon the provisions of this section to avoid making such a report, the Access Person shall not later than ten (10) days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

An Independent Director of the Fund or Advisor who would be required to make a report pursuant to Sections VI.B, VI.C, or VI.D below solely by reason of being a Director of the Fund or Advisor is not required to make an initial holding report under paragraph VI.B below and an annual report under paragraph VI.D below, and is only required to make a quarterly report under paragraph VI.C below if the Independent Director, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Director’s official duties as a Director of the Fund or Advisor, should have known that (a) the Fund or Advisor has engaged in a transaction in the same security within the last fifteen (15) days or is engaging or going to engage in a transaction in the same security within the next fifteen (15) days, or (b) the Fund or Advisor has within the last fifteen (15) days considered a transaction in the same security or is considering a transaction in the same security or within the next fifteen (15) days is going to consider a transaction in the same security.

B.	Initial Holdings Report

Every Access Person must, no later than ten (10) days after becoming an Access Person, report to the Fund the following information (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):

(i)	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)	The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	The date that the report is submitted by the Access Person.

C.	Quarterly Transaction Report

(i)	Every Access Person shall either report to the Fund the information described in paragraphs (ii) and (iii) below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in paragraph (iv) below.

(ii)	Every report shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(a)	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Covered Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(e)	The date the report is submitted by the Access Person; and

(f)	A description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Fund.

(iii)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, no later than thirty (30) days after the end of a calendar quarter, an Access Person shall provide a report to the Fund containing the following information:

(a)	the name of the broker, dealer or bank with whom the Access Person established the account;

(b)	the date the account was established; and

(c)	the date the report is submitted by the Access Person.

(iv)	If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than thirty (30) days after the end of that calendar quarter, provide a written representation to that effect to the Fund.

D.	Annual Holdings Report

Annually, every Access Person must, no later than January 30, report to the Fund the information described below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

The following information (which information must be current as of a date no more than forty-five (45) days before the annual report is submitted) must be reported to the Fund:

(i)	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

E.	Monitoring and Review of Personal Securities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with the Fund and the Advisor’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Fund and/or the Advisor. Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

F.	Miscellaneous

Any report under this Code may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relies.

VII.	Certification

A.	Initial Certification

All Access Persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they:

(i)	received a copy of the Code;

(ii)	read and understood all provisions of the Code;

(iii)	recognize that they are subject to the provisions hereof;

(iv)	will comply with the policy and procedures stated herein; and

(v)	reported all account holdings as required by the Code.

B.	Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must certify to the CCO in writing that they:

(i)	received a copy of the amendment;

(ii)	read and understood the amendment;

(iii)	recognize that they are subject to the provisions thereof; and

(iv)	will comply with the policies and procedures of the Code as amended.

C.	Annual Certification

(i)	All Access Persons must annually certify in writing to the CCO that they:

(a)	read and understood all provisions of the Code;

(b)	complied with all requirements of the Code;

(c)	submitted all holdings and personal securities transaction reports required to be disclosed or reported by the policies of the Code;

(d)	recognize that they are subject to the provisions hereof; and

(e)	will comply with the policy and procedures stated herein.

A copy of the certification form to be used in complying with this section is attached to the Code as Exhibit A.

(ii)	The Fund and the Advisor shall prepare an annual report to the Board of the Fund and the Advisor to be presented at the first regular meeting of the Board after [insert date] each year and which shall:

(a)	Summarize existing procedures covering personal investing, including pre-clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changed in the procedures during the past year;

(b)	Describe any issues arising under the Code or procedures since the last report to the Board including, but not limited to, information about any material violations of the Code or procedures and the sanctions imposed during the past year;

(c)	Identify any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practice or developments in applicable laws and regulations;

(d)	Contain such other information, observations and recommendations as deemed relevant by the Fund or the Advisor; and

(e)	Certify that the Fund and Advisor have adopted Codes of Ethics with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 204A-1 under the Advisors Act, Rule 17j-1(b) under the 1940 Act or this Code.

D.	Further Information

Access Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

VIII.	Records

The CCO shall maintain and cause to be maintained in a readily accessible place of the Fund’s and the Advisor’s principal place of business, the following records:

A.	A copy of any code of ethics adopted by the Fund or the Advisor pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1 which is or has been in effect during the past five years;

B.	record of any violation of the Fund’s or the Advisor’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

C.	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of the Fund or the Advisor;

D.	A copy of each report made pursuant to Advisers Act Rule 204A-1 or paragraph (d) of Rule 17j-1 under the 1940 Act, including, without limitation, Initial Holdings Reports, Quarterly Transaction Reports and Annual Transaction Reports, and information provided in lieu of these reports (such as any broker trade confirmations and account statements), for a period of five years after the end of the fiscal year;

E.	A record of all persons, currently or within the preceding five years, who are or were required to make the aforementioned reports [Initial Holdings Reports, Quarterly Transaction Reports and Annual Transaction Reports], or who are responsible for reviewing these reports;

F.	A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted; and

G.	A copy of each report filed by the Fund or the Advisor, their investment advisors and principal underwriters, with the Board of Directors describing any issues arising under the code or procedures since the last report, including without limitation, information about material violations of the code or procedures and sanctions imposed in response to the material violations, and certifies the Fund or the Advisor, other investment advisors or principal underwriter, as applicable, has adopted procedures reasonable necessary to prevent Access Persons from violating the Code.

IX.	Reporting Violations and Sanctions

All Access Persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons thereof to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Upon discovering a violation of this Code, the Board of Directors of the Fund may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Fund, or the recommendation the employer of the violator of the suspension or termination of the employment of the violator.